EXHIBIT 99
Following are: (i) the transcript of the Sandy Spring Bancorp, Inc. Earnings Call of January 25, 2007, (ii) “Additional Information about the Proposed Merger with Potomac,” and (iii) “Additional Information abut the Proposed Merger with CN Bancorp”.
TRANSCRIPT OF EARNINGS CALL
Copyright © 2001-2007 CallStreet (edited)
MANAGEMENT DISCUSSION SECTION
Operator: Greetings ladies and gentlemen, and welcome to the Sandy Spring Bancorp, Inc. Fourth Quarter 2006 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host Mr. Hunter Hollar, President and Chief Executive Officer. Thank you Mr. Holler, you may begin.
Hunter R. Hollar, President and Chief Executive Officer
Thank you. Good afternoon and welcome everyone to Sandy Spring Bancorp’s conference call to discuss our performance for the last quarter of 2006, as well as the full year. Joining me here today as usual is Phil Mantua, our Chief Financial Officer, and Ron Kuykendall our Chief Counsel. As always this call today is opened to all investors, analysts, and the news media. There will be a live webcast of today’s call and there will be a replay of the call available at Sandy Spring’s website beginning later today. We can take your questions after a brief review of the key highlights before I make some remarks and take your questions, Ron will give the Safe-Harbor statement.
Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary
Thank you, Hunter, good afternoon ladies and gentlemen. Sandy Spring Bancorp will make forward-looking statements in this webcast that are subject to risks and uncertainties. These forward-looking statements include statements of goals, intentions, earnings and other expectations, estimates of risk in future costs and benefits, assessments of probable loan and lease losses, assessments of market risk and statements of the ability to achieve financial and other goals.
These forward-looking statements are subject to significant uncertainties, because they are based upon or affected by management’s estimates and projections of future interest rates, market behavior and other economic conditions, future laws and regulations, and a variety of other matters, which by their very nature are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the company’s past results of operations do not necessarily indicate its future results. Thank you.

Hunter R. Hollar, President and Chief Executive Officer
Thank you, Ron. Let’s take a few minutes to briefly review some of the main performance highlights, and then we have some summary comments about the transaction we announced December 14, involving the acquisition of CN Bancorp, and then we will of course take your questions about any of these topics.
Comparing December 31, 2006 balances to December 31 a year earlier, total assets increased 6% to $2.6 billion with growth in the loan portfolio as the main driver. Total loans and leases increased 7% to $1.8 billion compared to the prior year. On the other side of the balance sheet, customer funding sources which include deposits plus other short-term borrowings from core customers increased 6% to $2.1 billion at December 31, 2006.
Stockholders equity totaled $237.8 million at year-end and represented 9.1% of total assets compared to 8.9% a year earlier. For 2006, return on average stockholders equity was 14.33% compared to 16.21% for the prior year. Return on average assets for 2006 was 1.28% compared to 1.41% for the prior year.
The other two major pieces of the picture of non-interest income and asset quality were as follows. On the non-interest income side, we continue to see stellar performance from West Financial Services, and now that we have completed the first full year of operations with West integrated into the Sandy Spring organization we couldn’t be more pleased.
Separately, coming out of Sandy Spring Bank itself, we saw a significant growth in non-interest income due to good gains on the sales of investment products through our branch system as well as from trust and investment management fees. The continuing ramp-up of production from Sandy Spring Bank is being driven by greater number of financial advisors working throughout the branch networks and we have been building their ranks throughout the year, and are now at about full capacity. Essentially every business line producing non interest income was favorable and ahead for the year with the exception of mortgage banking, which is really just a reflection of overall market conditions having trailed off from we were over the past couple of years. I would note though that the quarterly trends over the last two quarters in mortgage gains have been positive. In the area of credit quality the story remains the same, it’s excellent across all of the portfolio’s net charge offs were less than one-tenth of 1% of total loans.
The provision for loan and lease losses totaled $250,000 for the fourth quarter of 2006 compared to $1 million for the fourth quarter of 2005, and for the full-year the provision was $2.8 million compared to $2.6 million for the prior-year. Just a quick note on expenses, non interest expense were $22.2 million in the fourth quarter of 2006 compared to $20.9 million in 2005, an increase of $1.3 million or 7%.
Marketing expenses increased substantially over the fourth quarter 2005, which is the provision of our strategic plan to raise brand awareness across our markets. Other non-interest expenses increased 43% over the prior-year quarter due primarily to increases in consulting and other professional services fees. More specifically, this involves technology related consulting fees and professional fees for enhancing our treasury management product offerings.
Quickly I will turn into the pending acquisition of CN Bancorp announced in mid-December, which we expect to close during the second quarter of the current year. Upon completion of the deal County National Bank will become a new division of Sandy Spring Bank and will initially operate under the County brand. The plan is for current CN Bancorp chairman and CEO, Jan Clark to serve as its president and John Warner will also continue as a senior officer.
It’s a logical fit that fills in our existing network and County adds about $151 million in total assets, $97.4 million in net loans, $129.4 million in total deposits, solid core deposits by the way, and also four full-service branches located in Glen Burnie, Pasadena, Odenton, and Millersville, Maryland. There is also an administrative center in Glen Burnie. These locations are all in the northern half of Anne Arundel County whereas the existing Sandy Spring offices are clustered around Annapolis in the central region of the county.
In keeping with our basic acquisition criteria, this transaction is expected to be accretive to Sandy Spring in the first full year following the closing, and we expect to reduce operating expenses about 25%, by eliminating operational redundancies. At $44.1 million in cash and stock, we like the pricing, we’d like to be able to find more such opportunities within our footprint. It’s a comfortable size, good branch locations, they are very complementary with where we already have offices, a stable core deposit base as I mentioned earlier, we think great cross-selling opportunities for Sandy Spring with our broader product offerings and a solid group of employees.
So, now along with the Potomac Bank, we have announced two acquisitions during the latter part of 2006 and we will be working to close and integrate those over the next few quarters. So that is an outline of our news today, which we can expand on as we take your questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. Ladies and gentlemen we will now be conducting a question-and-answer session. [Operator Instructions] One moment please while we poll for questions. Our first question comes from the line of Julienne Cassarino with Prospector Partners. Please proceed with your question.
<Q — Julienne Cassarino>: Hi, good afternoon.
<A — Philip Mantua>: Good afternoon.
<Q — Julienne Cassarino>: Hi. I just wanted to ask about the deposit growth, it is very strong in the quarter, I was just wondering if any of that were off balance sheet deposits coming back on the balance sheet for whatever reason?
<A — Hunter Hollar>: In part I believe some of the deposit growth in the quarter can be attributed to a change in some products that we sell to our commercial customers namely repurchase agreements and some of those repurchase agreements which were shown on our balance sheet as other borrowings moving from that category other borrowings into deposits. So that is one of the reasons that in our press release we talk about customer generated funding, because we had those together. We really think they are core funding for us, because they come from our customer base. So we add those two together and think that’s probably a little better way to measure period-to-period increases in customer generated funding as opposed to just looking at the deposits.
<Q — Julienne Cassarino>: Okay. Great. Thank you.
Operator: [Operator Instructions] Our next question comes from the line of Matt Schultheis with Ferris, Baker Watts. Please proceed with your question.
<Q — Matthew Schultheis>: Good afternoon.
<A — Hunter Hollar>: Hi, Matt.
<A — Phil Mantua>: Hi, Matt.
<Q — Matthew Schultheis>: You may have already touched on this, I’m sorry if I have missed it. Obviously, you had a slowdown in residential construction loans, decrease in your overall own loan balances dropped on a linked quarter basis. Are there any trends that you could discuss, or are there any actions that you’re taking consciously to slowdown lending in any of these areas?
<A — Hunter Hollar>: Yes. Good question. And since there is and let me explain that. I think some of the loan growth or lower loan growth in some of those categories is just market driven, residential construction loans for example just aren’t quiet as healthy in the market. So those were down somewhat. When we look at residential mortgage loans and that is a category that also declined, we are intentionally changing the mix of our portfolios. I think we touched on this in our prior conference call. So the former 31 and 51 are mortgage loans that we were booking into our portfolio because we were comfortable with that interest rate risks. We are now selling those in order to reposition our loan portfolio over time, more towards higher yielding commercial loans. So in part that residential mortgage loan is down, but because we’re selling those loans and that has helped our gains on mortgage sales which you will notice had a nice up tick in the fourth quarter, but it hurts our balances in that category. Commercial loans continue to move up, consumer loans have been kind of flat over the year, we continue to be active in home equity lending primarily generating new loans but they pay up, paid down and have been somewhat flat. Our commercial loan pipeline continues to be strong, probably not as strong as it was going back to a year or 18 months ago, but still pretty strong and robust commercial lending activity.
<Q — Matthew Schultheis>: Okay. That’s informative. Thanks.
Operator: Our next question comes from the line of Steve More [ph] with Janney Montgomery Scott. Please proceed with your question.
<Q>: Good afternoon. guys.
<A — Hunter Hollar>: Hi, Steve.
<A — Philip Mantua>: Hi, Steve.

<Q>: Just wanted a little color with regard to your expectations for the financial margin going forward?
<A — Hunter Hollar>: Steve, I would say, we are probably not be going very different than lot of other banks as you have seen here throughout this quarter going into the next quarter or two. We anticipate that the margin will continue to compress some given what we think is continuation of the yield curve until at least sometime into the second quarter of the year. I mean, as you know most banks like ourselves have done the majority of our funding in recent months with CD-based products, which even as rates move initially are going to be slower to react because of the term, nature of the accounts. So there is going to be some lag there even as rates move in the other direction for us to be able to recoup on that cost. So I think we will continue to see some similar compression as we had here recently through the first half of next year.
<Q>: Okay and changing subject on the M&A front. Obviously you have done two deals here, are you still seeing additional opportunities and are you interested in doing another deal?
<A — Hunter Hollar>: Yes. We have set forth the last number of quarters that we really wanted to be more active and be a little more intentional about seeking out good opportunities. As you mentioned we have these two, which are still pending and of course, one is we think we will close later in this quarter and the other in the second quarter of ‘07. But we will continue to look for deals of the size particularly these two pending transactions are. We still want to be pretty disciplined about price but we also want to be — want to recognize that -— we think that we have some strengths in this market which can be leveraged and used and there are still a number of banks in Maryland and Virginia and the surrounding areas in this size range that we think would probably be more interested in affiliating with an organization like Sandy Spring then our larger out of state bank in some cases. So short answer is yes, we will keep our eyes open and continue to look for opportunities. We also don’t want to forget and this is a fine line that we walk across to that and we don’t want to forget the importance of being good at integrating, closing and integrating these two pending transactions. So we will really be focused on that in the short run in the year, but then one thing we asked is other opportunities there after.
<Q>: Okay. Thank you.
Operator: Our next question comes from the line of Bryce Rowe with Robert W. Baird. Please proceed with your question.
<Q — Bryce Rowe>: Thanks. Good afternoon guys.
<A — Hunter Hollar>: Hi, Bryce.
A — Philip Mantua>: Hi, Bryce.
<Q — Bryce Rowe>: Just a question on the marketing budget for next year. Is it in the same range as we see in the last couple of quarters?
<A — Philip Mantua>: I would say it’s probably more so in the same range as what we have done over the course of the entire year.

<Q — Bryce Rowe>: Okay.
<A — Philip Mantua>: With some incremental growth comparable to what we will do across most expense lines here. But not nearly to the degree of what we did in ‘06 over ‘05. You may recall and we have talked about this a number of times that we are looking at bringing the marketing element of what we’re doing up to a certain level here for which we hadn’t been for a number of years, primarily as Hunter said in his opening comments related to brand awareness and that we will have to continue of course with also the inclusion of the new market in the Northern Virginia area that now is going to come on board as part of the Potomac deal also. So from a standpoint of the core element of marketing expenses as we know them now I think comparable levels and then slightly above as we move forward.
<Q — Bryce Rowe>: Okay. And how are the consulting fees you noted in your comments, the treasury management product is that — was that more one-time in nature or is that ongoing?
<A — Hunter Hollar>: That is specifically is more one-time in nature as we got a new product up and running which I really are referred to a little bit earlier as we were able to bring some balances from short-term borrowings to a deposit products. So that was more one-time.
<Q — Bryce Rowe>: Okay. Can you guys share what that number was?
<A — Philip Mantua>: There is — Bryce, there are some other elements of those numbers that are more one-time as well, Bryce, I would say on a linked basis what we are looking at — it’s looks like about 1.2 million, an increase between the third and fourth quarter
<Q — Bryce Rowe>: Right.
<A — Philip Mantua>: I would say roughly half of that for a variety of different reasons including the one Hunter mentioned earlier are one-time in their nature.
<Q — Bryce Rowe>: Okay.
<A — Philip Mantua>: There is some other stuff in there that is more run rate oriented for the — as you look at the overall year. But there was some timing element to just when those things occurred here between the third and the fourth quarter that are mainly the other half of that 1.2 million increase.
<Q — Bryce Rowe>: Okay. And then the last question, it goes to deposit pricing. Are you all seeing any let up from a competitive perspective in terms of deposit pricing?
<A — Philip Mantua>: I would say not really. We have taken some opportunities from time to time here where we thought because it is just our own liquidity needs that where we could shave a couple of basis points, we would, and got the desired effect as you might suspect which is less volume. So given that insight and experience, I would say no, things are still hot and heavy as they have been for some period of time.
<Q — Bryce Rowe>: Okay. Thanks guys.
<A — Philip Mantua>: Sure.
<A — Hunter Hollar>: Thanks.

<Q — Bryce Rowe>: Right, thank you very much.
Operator: Our next question comes from the line of Mark Hughes with Lafia [ph] Investments. Please proceed with your question.
<Q>: Good afternoon.
<A — Hunter Hollar>: Hi, Mark.
<A — Philip Mantua>: Hi, Mark.
<Q>: Hi. Quick two questions, first is on the loan loss provision, this was — I guess it was about 1 million in the second quarter, 600,000 in the third, and now 300,000. Is that a case of you were trying to build it to a certain level, asset quality remains good and you don’t feel you need to keep it at that 1 million a quarter rate or is it something else there?
<A — Hunter Hollar>: No, I think your assumption there is roughly accurate. We go through a very detailed analysis of all kinds of factors including economic conditions and large loans relative to total portfolio, some things that are kind of soft in nature. Problem ones being one of the more specific factors that we look at and when we mixed all those together, we simply didn’t need to provide as much in the fourth quarter as we had earlier in the year. Of course, the absolute provision number probably depends as much on loan growth in the future as anything. So loan growth will affect it. And the other factors that being an old credit administration guy, I’m always thinking about is the much anticipated cracking in asset quality. So if we should experience any decline in asset quality like many are expecting to some degree, than that would affect loan loss provision and how much we needed. So we don’t necessarily expect that, we don’t see any signs of asset quality, loan quality deterioration at this point. But I just throw that if in because under some circumstances it became prevalent within the total market we would probably feel up to some degree. So, all those things get to mixed in to rather what’s needed for the loan loss provision. But I would say we have gotten into a very comfortable level we think it’s very adequate.
<Q>: Good. Changing direction to a little bit, a couple of years ago when you bought West and the insurance company, your acquisitions tended to be in the — something that’s generating noninterest income. But the last two acquisitions you have done are both being banks, is that just that’s the way things happen to come along or are you thinking more — are more interested in the banking side — or is it just — it happened to be that way?
<A — Hunter Hollar>: Yes. Probably a little more of the former than the latter, in other words it just happened that way opportunities came along in that order. But, we are still interested in both. The question earlier about net interest margin and our continued expectation that there is going to be pressure on the net interest margin just means the importance of non-interest income continues. So, making key acquisitions that will add non-interest income is important to us. So, it’s a matter of when the opportunities come up and where they are and more so than us emphasizing one over the other. We are interested in both.
<Q>: Great. Right, Thank you very much.

<A — Hunter Hollar>: Thank you.
—
Operator: Our next question comes from the line of Jennifer Demba with SunTrust. Please proceed with your question.
<Q — Jennifer Demba>: Good afternoon.
<A — Hunter Hollar>: Hi, Jennifer.
<A — Philip Mantua>: Hi, Jennifer.
<Q>: Back to the topic of M&A, I was just wondering what sub markets are of the highest priority for you and are you — what is the [indiscernible] temperature right now, are you seeing a lot of opportunities since companies are having so much pressure on this spread income right now?
<A — Hunter Hollar>: Just some general comments there. I mean, we are more interested in organizations that would be closer to our center and the center of our organization is Montgomery County Maryland. But we also recognize there are some attractive potential candidates as you move a little further in a 100 mile radius or something of that nature. So, we are open to things that would be within that general kind of radius. I would say that I have not seen what I would call a super heated dash on the part of potential sellers to put themselves on the market. I think obviously there have been some who are interested in partnering with us. We think they will continue to be, I don’t see — all the pressure brought on by net interest margin and other challenges. I haven’t seen a lot of evidence of here. Although it could happen in the future as the pressure continues.
<Q>: Okay. Thank you.
Operator: Our next question comes from the line of Mark Muth with FTN Midwest. Please proceed with your question.
<Q — Mark Muth>: Good afternoon, guys.
<A — Hunter Hollar>: Hi, Mark.
<Q — Mark Muth>: Hunter, after the Potomac deal was announced, you indicated that de novo branching was still something that you intended to do. And I am wondering how that stands now in light of another deal and also the much more difficult operating environment, and is that something that we should not expect much of going in the near term or are you still going to be your typical annual few branches?
<A — Hunter Hollar>: Yes. That is a good question. And I would say that just because of the way, the pipeline has developed — if you think of it in three segments non-banking acquisitions, bank acquisitions and de novo branching as three pieces, it just seems that the pipeline opportunities have come up more in the bank acquisitions recently. So, it just so happens we don’t have currently in the pipeline any branches that are ready to be opened in the near future. That does not mean that we are not continuing to seek outside, but there is just a lead time on some of those.
<A — Philip Mantua>: Mark, in the two deals that have been announced, there is actually one new de novo per each of those deals already underway. In Potomac’s case, they have got a branch that is well under construction and should actually probably open if not within the next couple of weeks or at some time in or early February. And then in the county case they have allocation— another location in Anne Arundel County that is also intended to be full steam ahead. So, you can look at it that way and say that they are really to within the overall proposed franchise that are already underway.
<A — Hunter Hollar>: Right.
<Q — Mark Muth>: Okay, thanks, guys.
Operator: [Operator Instructions] Gentlemen, there are no further questions at this time.
Hunter R. Hollar, President and Chief Executive Office
Okay. Thanks everybody. Thank you for participating and this call will be up at our website. And we appreciate any comments you have at ir@sandyspringbank.com. Thank you very much. Operator: Ladies and gentlemen, this thus conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.
ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH CN BANCORP
Sandy Spring Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SANDY SPRING BANCORP, INC. URGES INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301/570-8338.
The directors, executive officers, and certain other members of management and employees of CN Bancorp are participants in the solicitation of proxies in favor of the merger from the shareholders of CN Bancorp. Information about the directors and executive officers of CN Bancorp is set forth in CN Bancorp’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on February 28, 2006.
Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.
ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH POTOMAC
Sandy Spring Bancorp, Inc. has filed a proxy statement/prospectus and other relevant documents concerning the proposed merger with the SEC. SANDY SPRING BANCORP, INC. URGES INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors are able to obtain these documents free of charge at the SEC’s web site (www.sec.gov). In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. will be available free of charge from Shareholder Relations at 301/570-8338.
The directors, executive officers, and certain other members of management and employees of Potomac are participants in the solicitation of proxies in favor of the merger from the shareholders of Potomac. Information about the directors and executive officers of Potomac is set forth in the proxy statement/prospectus regarding the proposed merger with Potomac.
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